Exhibit 4.5

FORM OF

MANAGEMENT STOCKHOLDER’S AGREEMENT

This Management Stockholder’s Agreement (this “Agreement”) is entered into as of ______, 200_ (the “Effective Date”) between Sealy Corporation, a Delaware corporation (the “Company”), and the undersigned person (the “Management Stockholder”) (the Company and the Management Stockholder being hereinafter collectively referred to as the “Parties”).  All capitalized terms not immediately defined are hereinafter defined in Section 7(b) of this Agreement.

WHEREAS, on March 3, 2004, Posturepedic Acquisition Corp., a Delaware corporation (“Newco”) and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”).  As a result of the transactions contemplated by the Merger Agreement, Sealy Holding LLC will hold approximately 92% of the issued and outstanding shares of Class A common stock, par value $.01 per share, of the Company (the “Common Stock”), as further specified in the Merger Agreement (the “Merger”) (the date of such Merger, the “Closing Date”);

WHEREAS, in connection with the Merger, the Management Stockholder has entered into a Rollover Agreement with the Company, such agreement dated as of the date hereof (the “Rollover Agreement”), pursuant to which the Management Stockholder and the Company agreed that certain options to acquire shares of Common Stock held by the Management Stockholder and granted pursuant to the Sealy Corporation 1998 Stock Option Plan (the “1998 Plan”), will be retained by the Management Stockholder after the Merger (the “Rollover Option”);

WHEREAS, the Management Stockholder has been selected by the Company to enter into the Rollover Agreement and to retain the Rollover Option and the Management Stockholder may, as of the date hereof, receive an option to purchase shares of Common Stock (the “New Option”, together with the Rollover Option, the “Option”) pursuant to the terms set forth below and the terms of the 2004 Stock Option Plan for Key Employees of Sealy Corporation and Its Subsidiaries (the “Option Plan”) and the Stock Option Agreement dated as of the date hereof, entered into by and between the Company and the Management Stockholder (the “Stock Option Agreement”);

WHEREAS, within five days of the Merger, the Company shall effect a stock split resulting in a Base Price (as defined below) of $5.00 per share, which $5.00 per share Base Price is equivalent to the per share consideration payable to the Common Stock in the Merger; and

WHEREAS, this Agreement is one of several other agreements (“Other Management Stockholders’ Agreements”) which have been, or which in the future will be, entered into between the Company and other individuals who are or will be key employees of the Company or one of its subsidiaries (collectively, the “Other Management Stockholders”).

NOW THEREFORE, to implement the foregoing and in consideration of the grant of Options and of the mutual agreements contained herein, the Parties agree as follows:

1.             Issuance of New Options; Rollover Options.

(a)           Subject to the terms and conditions hereinafter set forth and as set forth in the Option Plan, as of the Effective Date the Company may issue to the Management Stockholder a New Option to acquire shares of Common Stock, at an exercise price equal to the per share price paid by Newco in the Merger (the “Base Price”), and the Parties shall execute and deliver to each other copies of the Stock Option Agreement concurrently with the issuance of the New Option.

(b)           Pursuant to the terms of the Rollover Agreement, the Rollover Option held by the Management Stockholder set forth on Schedule A hereto shall remain issued and outstanding pursuant to the terms of the 1998 Plan, as modified as described in the Rollover Agreement.  The Management Stockholder hereby agrees to retain the Rollover Option (which shall hereafter be subject to the terms and conditions of this Agreement) and not to receive in connection with the Merger the amount that would otherwise be payable to the Management Stockholder in respect of such Rollover Option by operation of the provisions of Section 2.11(a) of the Merger Agreement.

(c)           The Company shall have no obligation to issue New Options to, or enter into a Rollover Agreement with, any person who (i) is a resident or citizen of a state or other jurisdiction in which the sale of the Common Stock to him or her would constitute a violation of the securities or “blue sky” laws of such jurisdiction or (ii) is not an employee of the Company or any of its subsidiaries on the date hereof.

2.             Management Stockholder’s Representations, Warranties and Agreements.

(a)           The Management Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any of the foregoing acts being referred to herein as a “transfer”), at the time of exercise, any shares of the Common Stock issuable upon exercise of the Options (“Option Stock”; together with any other Common Stock otherwise acquired and/or held by the Management Stockholder Entities, “Stock”), except as otherwise provided for herein.  If the Management Stockholder is a Rule 405 Affiliate, the Management Stockholder also agrees and acknowledges that he will not transfer any shares of the Stock unless:

(i)  the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”), and in compliance with applicable provisions of state securities laws or

(ii)  (A) counsel for the Management Stockholder (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Management Stockholder is a citizen or resident of any country other than the United States, or the Management Stockholder desires to effect any transfer in any such country, counsel for the Management Stockholder (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the Act and this Agreement and no opinion of counsel is required in connection therewith: (x) a transfer made pursuant to Sections 3, 4, 5 or 6 hereof, (y) a transfer upon the death or Permanent Disability of the Management Stockholder to the Management Stockholder’s Estate or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of Stock in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement, and (z) a transfer made after the Effective Date in compliance with the federal securities laws to a Management Stockholder’s Trust, provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof.

(b)           The certificate (or certificates) representing the Stock shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDER’S AGREEMENT DATED AS OF _______, 200_ BETWEEN SEALY CORPORATION (THE “COMPANY”) AND THE MANAGEMENT STOCKHOLDER NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”

(c)            The Management Stockholder acknowledges that he has been advised that (i) the shares of Common Stock underlying the Options have been registered on Form S-8 under the Act, (ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Stock and (iii) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to the Company’s transfer agent with respect to the Stock.  If the Management Stockholder is a Rule 405 Affiliate, the Management Stockholder also acknowledges that (1) the Stock must be held indefinitely and the Management Stockholder must continue to bear the economic risk of the investment in the Stock unless it is subsequently registered under the Act or an exemption from such registration is available, (2) when and if shares of the Stock may be disposed of without registration in reliance on Rule 144 of the rules and regulations promulgated under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule and (3) if the Rule 144 exemption is not available, public sale without registration will require compliance with some other exemption under the Act.

(d)           If any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Management Stockholder shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

(e)            The Management Stockholder agrees that, if any shares of the Stock are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued under an employee plan), the Management Stockholder will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement from the time of the receipt of a notice from the Company that the Company has filed or imminently intends to file such registration statement to, or within 180 days after, the effective date of such registration statement, unless otherwise agreed to in writing by the Company.

(f)            The Management Stockholder represents and warrants that (i) with respect to the Stock, he has received and reviewed the available information relating to the Stock, including having received and reviewed the documents comprising the Prospectus (the “Prospectus”) relating to the Options and the documents referred to therein, certain of which documents set forth the rights, preferences and restrictions relating to the Options and the Stock underlying the Options and (ii) he has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information, the Company and the business and prospects of the Company which he deems necessary to evaluate the merits and risks related to his investment in the Stock and to verify the information contained in the information received as indicated in this Section 2(f), and he has relied solely on such information.

(g)           The Management Stockholder further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his or her investment in the Stock, (iii) he understands and has taken cognizance of all risk factors related to the purchase of the Stock and (iv) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his purchase of the Stock as contemplated by this Agreement.

3.             Transferability of Stock.  The Management Stockholder agrees that he will not transfer any shares of the Stock at any time during the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date; provided, however, that the Management Stockholder may transfer shares of Stock during such time pursuant to one of the following exceptions: (a) transfers permitted by clauses (x), (y) and (z) of Section 2(a); and/or (b) a sale of shares of Common Stock pursuant to an effective registration statement under the Act filed by the Company (excluding any registration on Form S-8, S-4 or any successor or similar form) pursuant to Section 9 of this Agreement; and/or (c) transfers permitted pursuant to the Sale Participation Agreement (as defined in Section 7).  No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void ab initio and of no effect.  Notwithstanding anything in this Agreement to the contrary, this Section 3 shall terminate and be of no further force or effect upon the occurrence of a Change in Control.

4.             Right of First Refusal.  (a)   If, at any time after the fifth anniversary of the Effective Date and prior to the date of consummation of a Qualified Public Offering, the Management Stockholder receives a bona fide offer to purchase any or all of his Stock (the “Third Party Offer”) from a third party (the “Offeror”), which the Management

Stockholder wishes to accept, the Management Stockholder shall cause the Third Party Offer to be reduced to writing and shall notify the Company in writing of his wish to accept the Third Party Offer.  The Management Stockholder’s notice to the Company shall contain an irrevocable offer to sell such Stock to the Company (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Third Party Offer, and shall be accompanied by a copy of the Third Party Offer (which shall identify the Offeror).  At any time within 30 days after the date of the receipt by the Company of the Management Stockholder’s notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the shares of Stock covered by the Offer, pursuant to Section 4(b).

(b)           The Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the shares of Stock covered by the Third Party Offer at the same price and on substantially the same terms and conditions as the Third Party Offer (or, if the Third Party Offer includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Company’s Board), by delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) (and any such non-cash consideration to be paid) to the Management Stockholder at the principal office of the Company against delivery of certificates or other instruments representing the shares of Stock so purchased, appropriately endorsed by the Management Stockholder.  If at the end of the 30-day period, the Company has not tendered the purchase price for such shares in the manner set forth above, the Management Stockholder may, during the succeeding 60-day period, sell not less than all of the shares of Stock covered by the Third Party Offer, to the Offeror on terms no less favorable to the Management Stockholder than those contained in the Third Party Offer.  Promptly after such sale, the Management Stockholder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company.  If, at the end of 60 days following the expiration of the 30-day period during which the Company is entitled hereunder to purchase the Stock, the Management Stockholder has not completed the sale of such shares of the Stock as aforesaid, all of the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of the Stock.

(c)          Notwithstanding anything in this Agreement to the contrary, this Section 4 shall terminate and be of no further force or effect upon the occurrence of a Change in Control.

5.                                       The Management Stockholder’s Right to Resell Stock and Options to the Company.

(a)           Except as otherwise provided herein, if, prior to the fifth anniversary of the Effective Date, the Management Stockholder is still in the employ of the Company (and/or, if applicable, its subsidiaries) and the Management Stockholder’s employment is terminated as a result of the death or Permanent Disability of the Management Stockholder, then the applicable Management Stockholder Entity, shall, for one hundred and eighty (180) days (the “Put Period”) following the date of such death or Permanent Disability, have the right to:

(i)  With respect to the Stock, sell to the Company, and the Company shall be required to purchase, on one occasion, all of the shares of Stock then held by the applicable Management Stockholder Entities, at a per share price equal to the Fair Market Value Per Share (the “Section 5 Repurchase Price”); and

(ii)  With respect to any outstanding Options, sell to the Company, and the Company shall be required to purchase, on one occasion, all of the exercisable Options then held by the applicable Management Stockholder Entities, at a price equal to the product of (x) the excess, if any, of the Section 5 Repurchase Price over the Option Exercise Price and (y) the number of Exercisable Option Shares in respect of the termination of all or any portion of the outstanding exercisable Options held by the applicable Management Stockholder Entity.  In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable stock options granted to the Management Stockholder under the Option Plan shall be automatically terminated without any payment in respect thereof.  In the event that the Management Stockholder Entities do not exercise the foregoing rights, all exercisable but unexercised Options shall terminate pursuant to the terms of Section 3.2(b) of the Stock Option Agreement.  All unexercisable Options held by the applicable Management Stockholder Entities shall terminate without payment immediately upon termination of employment.

(b)           In the event the applicable Management Stockholder Entities intend to exercise their rights pursuant to Section 5(a), such Entities shall send written notice to the Company, at any time during the Put Period, of their intention to sell shares of Stock in exchange for the payment referred in Section 5(a)(i) and/or to terminate such Options in exchange for the payment referred to in Section 5(a)(ii) and shall indicate the number of shares of Stock to be sold and the number of Options to be terminated with payment in respect thereof (the “Redemption Notice”).  The completion of the purchases shall take place at the principal office of the Company on the tenth business day after the giving of the Redemption Notice.  The applicable Repurchase Price and any payment with respect to the Options as described above shall be paid by delivery to the applicable Management Stockholder Entities, of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions), against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents cancelling the Options so terminated appropriately endorsed or executed by the applicable Management Stockholder Entities or any duly authorized representative.

(c)           Notwithstanding anything in Section 5(a) to the contrary and subject to Section 10(a), if there exists and is continuing a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or if the repurchase referred to in Section 5(a) would result in a default or an event of default on the part of the Company or any subsidiary of the Company under any such agreement or if a repurchase would not be permitted under the Delaware General Corporation Law (the “DGCL”) or would otherwise violate the DGCL (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an “Event”), the Company shall not be obligated to repurchase any of the Stock or the Options from the applicable Management Stockholder Entities, until the first business day which is 10 calendar days after all of the foregoing Events have ceased to exist (the “Repurchase Eligibility Date”); provided, however, that (i) the number of shares of Stock subject to repurchase under this Section 5(c) shall be that number of shares of Stock, and (ii) in the case of a repurchase pursuant to Section 5(a)(ii), the number of Exercisable Option Shares for purposes of calculating the Option Excess Price payable under this Section 5(c) shall be the number of Exercisable Option Shares, specified in the Redemption Notice and held by the applicable Management Stockholder Entities, at the time of delivery of a Redemption Notice in accordance with Section 5(b) hereof.  All Options exercisable as of the date of a Redemption Notice, in the case of a repurchase pursuant to Section 5(a), shall continue to be exercisable until the repurchase of such Options pursuant to such Redemption Notice, provided that to the extent any Options are exercised after the date of such Redemption Notice, the number of Exercisable Option Shares for purposes of calculating the Option Excess Price shall be reduced accordingly.

(d)           Effect of Change in Control.  Notwithstanding anything in this Agreement to the contrary, except for any payment obligation of the Company, which has arisen prior to such termination pursuant to this Agreement, this Section 5 shall terminate and be of no further force or effect upon the occurrence of a Change in Control.

6.                                           The Company’s Option to Purchase Stock and Options of Management Stockholder Upon Certain Terminations of Employment.

(a)           Termination for Cause by the Company, Termination by the Management Stockholder and other Call Events.  Except as otherwise provided herein, if, prior to the fifth anniversary of the Effective Date, (i) the Management Stockholder’s active employment with the Company (and/or, if applicable, its subsidiaries) is terminated by the Company (and/or, if applicable, its subsidiaries) for Cause, (ii) the Management Stockholder’s active employment with the Company (and/or, if applicable, its subsidiaries) is terminated by the Management Stockholder, (iii) the beneficiaries of a Management Stockholder’s Trust shall include any person or entity other than the Management Stockholder, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or (iv) the Management Stockholder shall otherwise effect a transfer of any of the Stock other than as permitted in this Agreement (other than as may be required by applicable law or an order of a court having competent jurisdiction) after notice from the Company of such impermissible transfer and a reasonable opportunity to cure such transfer (each, a “Section 6(a) Call Event”):

(A)          With respect to the Stock, the Company may purchase all or any portion of the shares of the Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to the lesser of (x) the Fair Market Value Per Share and (y) the Book Value Per Share (any such applicable repurchase price, the “Section 6(a) Repurchase Price”); and

(B)           With respect to the Options in the event of a termination for Cause by the Company, all Options (whether or not then exercisable) held by the applicable Management Stockholder Entities will terminate immediately without payment in respect thereof; and

(C)           With respect to the Options in the event of a termination by the Management Stockholder, the Company may purchase all or any portion of the exercisable Options held by the applicable Management Stockholder Entities for an amount equal to the product of (x) the excess, if any, of the Section 6(a) Repurchase Price over the Option Exercise Price and (y) the number of Exercisable Option Shares in respect of the termination of all or any portion of the outstanding exercisable Options held by the applicable Management Stockholder Entity.  In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable stock options granted to the Management Stockholder under the Option Plan shall be automatically terminated without any payment in respect thereof.  In the event that the Company does not exercise the foregoing rights all exercisable but unexercised Options shall terminate pursuant to the terms of Section 3.2(f) of the Stock Option Agreement.  All unexercisable Options held by the applicable Management Stockholder Entities shall also terminate without payment immediately upon termination of employment, pursuant to the Stock Option Agreement.

(b)           Termination for Death or Disability or Qualified Retirement.  Except as otherwise provided herein, if, prior to the fifth anniversary of the Effective Date, the Management Stockholder’s employment with the Company (and/or, if applicable, its subsidiaries) is terminated as a result of the death or Permanent Disability or the Qualified Retirement of the Management Stockholder (each a “Section 6(b) Call Event”), then the Company may:

(A)          With respect to the Stock, purchase all or any portion of the shares of Stock then held by the applicable Management Stockholder Entities, at a per share price equal to the Section 5 Repurchase Price; and

(B)           With respect to the Options, purchase all or any portion of the exercisable Options for an amount equal to the product of (x) the excess, if any, of the Section 5 Repurchase Price over the Option Exercise Price and (y) the number of Exercisable Option Shares in respect of the termination of all or any portion of the outstanding exercisable Options held by the applicable Management Stockholder Entity.  In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable stock options granted to the Management Stockholder under the Option Plan shall be automatically terminated without any payment in respect thereof.  In the event that the Company does not exercise the foregoing rights all exercisable but unexercised Options shall terminate pursuant to the terms of Section 3.2(b) of the Stock Option Agreement.  All unexercisable Options held by the applicable Management Stockholder Entities shall also terminate without payment immediately upon termination of employment, pursuant to the Stock Option Agreement.

(c)           Call Notice.  The Company shall have a period of sixty (60) days from the date of any Call Event (or, if later, with respect to a Section 6(a) Call Event, the date after discovery of, and the applicable cure period for, an impermissible transfer constituting a Section 6(a) Call Event), in which to give notice in writing to the Management Stockholder of its election to exercise its rights and obligations pursuant to this Section 6 (“Repurchase Notice”).  The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company on the tenth business day after the giving of the Call Notice.  The applicable Repurchase Price and any payment with respect to the Options as described in this Section 6 shall be paid by delivery to the applicable Management Stockholder Entities of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents cancelling the Options so terminated, appropriately endorsed or executed by the applicable Management Stockholder Entities or its authorized representative.

(d)           Delay of Call.  Notwithstanding any other provision of this Section 6 to the contrary and subject to Section 10(a), if there exists and is continuing any Event, the Company shall delay the repurchase of any of the Stock or the Options (pursuant to a Call Notice timely given in accordance with Section 6(d) hereof) from the applicable Management Stockholder Entities until the Repurchase Eligibility Date; provided, however, that (i) the number of shares of Stock subject to repurchase under this Section 6 shall be that number of shares of Stock, and (ii) in the case of a repurchase pursuant to Section 6(b) or Section 6(c), the number of Exercisable Option Shares for purposes of calculating the Option Excess Price payable under this Section 6 shall be the number of Exercisable Option Shares, held by the applicable Management Stockholder Entities at the time of delivery of a Call Notice in accordance with Section 6(d) hereof.  All Options exercisable as of the date of a Repurchase Notice, in the case of a repurchase pursuant to Section 6(b) or 6(c), shall continue to be exercisable until the repurchase of such Options pursuant to such Call Notice, provided that to the extent that any Options are exercised after the date of such Call Notice, the number of Exercisable Option Shares for purposes of calculating the Option Excess Price shall be reduced accordingly.

(e)           Effect of Change in Control.  Notwithstanding anything in this Agreement to the contrary, this Section 6 shall terminate and be of no further force or effect upon the occurrence of a Change in Control.

7.             Adjustment of Repurchase Price; Definitions.

(a)           Adjustment of Repurchase Price.  In determining the applicable repurchase price of the Stock and Options, as provided for in Sections 5 and 6, above, appropriate adjustments shall be made for any stock dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Stock in order to maintain, as nearly as practicable, the intended operation of the provisions of Sections 5 and 6.

(b)           Definitions.  All capitalized terms used in this Agreement and not defined herein shall have such meaning as such terms are defined in the Option Plan.  Terms used herein and as listed below shall be defined as follows:

“Act” shall have the meaning set forth in Section 2(a)(i) hereof.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Base Price” shall have the meaning set forth in Section 1(a) hereof.

“Board” shall mean the board of directors of the Company.

“Book Value Per Share” shall mean (a) (i) the Base Price plus (b) the quotient of (A)(i) the aggregate net income of the Company from and after the Closing Date (as decreased by any net losses from and after the Closing Date) excluding any one time costs and expenses charged to income associated with the Merger and any related transactions plus (ii) the aggregate dollar amount contributed to (or credited to common stockholders’ equity

of) the Company after the Closing Date as equity of the Company (including consideration that would be received upon the exercise of all outstanding stock options and other rights to acquire Common Stock and the conversion of all securities convertible into Common Stock and other stock equivalents) plus (iii) to the extent reflected as deductions to Book Value Per Share in clause (i) above, unusual or other items recognized by the Company (including, without limitation, extraordinary charges, and one time or accelerated write-offs of good will, net of the related impact on the provision for income taxes), in each case, if and to the extent determined in good faith by the Board, plus (iv) the amortization of purchase accounting adjustments occurring as a result of the Merger, minus (vi) to the extent reflected as additions to Book Value Per Share in clause (i) above, unusual or other items recognized by the Company, in each case, if and to the extent determined in good faith by the Board, minus (vi) the aggregate dollar amount of any dividends paid by the Company after the Closing Date, divided by (B) the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon the exercise of all outstanding stock options and other rights to acquire Common Stock.  The items referred to in the calculations set forth in clauses (b)(A)(i) through (vi) of the immediately preceding sentence shall be determined in good faith, and to the extent possible, in accordance with generally accepted accounting principles applied on a basis consistent with any prior periods as reflected in the consolidated financial statements of the Company.

“Call Events” shall mean, collectively, Section 6(a) Call Events, Section 6(b) Call Events, and Section 6(c) Call Events.

“Call Notice” shall have the meaning set forth in Section 6(d) hereof.

“Cause” shall mean “Cause” as such term may be defined in any employment agreement between the Management Stockholder and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment agreement, “Cause” shall mean (i) the Management Stockholder’s willful and continued failure to perform his or her material duties with respect to the Company or it subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to the Management Stock holder by the Company (the “Cure Period”), (ii) the willful or intentional engaging by the Management Stockholder in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investor and its Affiliates, (iii) the Management Stockholder’s commission of any indictable offense which carries a maximum penalty of imprisonment or (iv) a material breach of by the Management Stockholder of this Agreement or other agreements with the Company and/or the Investor, if any, including, without limitation, engaging in any action in breach of the restrictive covenants as set forth herein, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

“Change in Control” means (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of KKR, the Investor, or any member or members of the Investor, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) KKR, the Investor or any member of the Investor, (y) an Affiliate of KKR, the Investor or any member of the Investor, or (z) an entity in which KKR, the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

“Closing Date” shall have the meaning set forth in the first “whereas” paragraph.

“Common Stock” shall have the meaning set forth in the first “whereas” paragraph.

“Company” shall have the meaning set forth in the introductory paragraph.

“Confidential Information” shall mean all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Restricted Group.

“Custody Agreement and Power of Attorney” shall have the meaning set forth in Section 9 hereof.

“DGCL” shall have the meaning set forth in Section 5(c) hereof.

“Event” shall have the meaning set forth in Section 5(c) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor section thereto).

“Exercisable Option Shares” shall mean the shares of Common Stock that, at the Repurchase Calculation Date, could be purchased by the Management Stockholder upon exercise of his or her outstanding and exercisable Options.

“Fair Market Value Per Share” shall mean, on the Repurchase Calculation Date, the price per share equal to (i) the average of the last sale price of the Common Stock for the five trading days ending on the Repurchase Calculation Date on each stock exchange on which the Common Stock may at the time be listed or, (ii) if there shall have been no sales on any such exchanges on the Repurchase Calculation Date on any given day, the average of the closing bid and asked prices on each such exchange for the five trading days ending on the Repurchase Calculation Date or, (iii) if there is no such bid and asked price on the Repurchase Calculation Date, on the next preceding date when such bid and asked price occurred or, (iv) if the Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ for the five trading days ending on the Repurchase Calculation Date in the over-the-counter market or, (v) if there have been no such sales, bid or asked prices, or if there has been no Public Offering, the fair market value of the Common Stock as determined in the good faith discretion of the Board.

“Group” shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Investor” shall mean Sealy Holding LLC.

“KKR” shall mean the KKR Millennium Fund L.P.

“Management Stockholder” shall have the meaning set forth in the introductory paragraph.

“Management Stockholder Entities” shall mean the Management Stockholder’s Trust, the Management Stockholder and the Management Stockholder’s Estate, collectively.

“Management Stockholder’s Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Management Stockholder.

“Management Stockholder’s Trust” shall mean a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only the Management Stockholder, his spouse (or ex-spouse) or his lineal descendants (including adopted) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Maximum Repurchase Amount” shall have the meaning set forth in Section 10(a) hereof.

“Notice” shall have the meaning set forth in Section 9(b) hereof.

“Offeror” shall have the meaning set forth in Section 4 hereof.

“Option Excess Price” shall mean the aggregate amount paid by the Company in respect of Exercisable Option Shares pursuant to Section 5 or 6, as applicable.

“Option Exercise Price” shall mean the exercise price of the shares of Common Stock covered by the applicable Option.

“Option” shall have the meaning set forth in the third “whereas” paragraph.

“Option Plan” shall have the meaning set forth in the third “whereas” paragraph.

“Option Stock” shall have the meaning set forth in Section 2(a) hereof.

“Other Management Stockholders” shall have the meaning set forth in the fourth “whereas” paragraph.

“Other Management Stockholders’ Agreements” shall have the meaning set forth in the fourth “whereas” paragraph.

“Parties” shall have the meaning set forth in the introductory paragraph.

“Permanent Disability” shall mean the Management Stockholder becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months to perform substantially all of the material elements of the Management Stockholder’s duties with the Company or any Subsidiary or Affiliate thereof.  Any question as to the existence of the Permanent Disability of the Management Stockholder as to which the Management Stockholder and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Management Stockholder and the Company.  If the Management Stockholder and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Permanent Disability made in writing to the Company and the Management Stockholder shall be final and conclusive for all purposes of this Agreement (such inability is hereinafter referred to as “Permanent Disability”).

“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Proposed Registration” shall have the meaning set forth in Section 9(b) hereof.

“Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4, Form S-8 or any other similar form).

“Qualified Public Offering” shall mean a Public Offering, which results in an active trading market of 25% or more of the Common Stock.

“Qualified Retirement” shall mean a retirement from the Company meeting all of the following criteria: (a) the Management Stockholder has been continually employed by the Company from the date hereof through May 1, 2006, (b) the Management Stockholder has notified the Company of such retirement at least one year prior to such retirement, (c) the Management Stockholder is at least 58 years of age and (d) the Management Stockholder has reached a total combined years of age and service (since such Management Stockholder’s most recent hire date) which totals at least 74 (calculated on a monthly basis).

“Repurchase Calculation Date” shall mean the last day of the month preceding the later of (i) the month in which the event giving rise to the right to repurchase occurs and (ii) the month in which the Repurchase Eligibility Date occurs.

“Repurchase Eligibility Date” shall have the meaning set forth in Section 5(c) hereof.

“Repurchase Price” shall mean the amount to be paid in respect of the Stock and Options to be purchased by the Company pursuant to Section 5(a), Section 6(a), 6(b), or 6(c), as applicable.

“Request” shall have the meaning set forth in Section 9(b) hereof.

“Restricted Group” shall mean, collectively, the Company, its Subsidiaries, the members of the Investor Group and their respective Affiliates.

“Rule 405 Affiliate” shall mean an affiliate of the Company as defined under Rule 405 of the rules and regulations promulgated under the Act, and as interpreted by the Board.

“Sale Participation Agreement” shall mean that certain sale participation agreement entered into by and between the Management Stockholder and Sealy Holding LLC dated as of the date hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Stock” shall have the meaning set forth in Section 2(a) hereof.

“Stock Option Agreement” shall have the meaning set forth in the third “whereas” paragraph.

“Third Party Offer” shall have the meaning set forth in Section 4(a) hereof.

8.             The Company’s Representations and Warranties.

(a)           The Company represents and warrants to the Management Stockholder that (i) this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms and (ii) the Stock, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

(b)           If the Company becomes subject to the reporting requirements of Section 12 of the Exchange Act, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Management Stockholder to sell shares of Stock without registration under the Exchange Act within the limitations of the exemptions provided by (A) Rule 144 under the Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC, subject to the transfer restrictions set forth in Section 3.  Notwithstanding anything contained in this Section 9(b), the Company may de-register under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation under the Act to be available.  Nothing in this Section 8(b) shall be deemed to limit in any manner the restrictions on sales of Stock contained in this Agreement.

9.             “Piggyback” Registration Rights.  Until the later of (i) the first occurrence of a Qualified Public Offering and (ii) the fifth anniversary of the Effective Date:

(a)           The Management Stockholder hereby agrees to be bound by all of the terms, conditions and obligations of the piggyback registration rights contained in Section 2 of the Registration Rights Agreement (the “Registration Rights Agreement”) entered into by and among the Company and investors party thereto (the “Piggyback Registration Rights”), as in effect on the date hereof (subject to any amendments thereto to which the Management Stockholder has agreed to be bound), and shall have all of the rights and privileges of the Piggyback Registration Rights, in each case as if the Management Stockholder were an original party (other than the Company) to the Registration Rights Agreement, subject to applicable and customary underwriter restrictions; provided, however, that at no time shall the Management Stockholder have any rights to request registration under the Piggyback Registration Rights; and provided further, that the Management Stockholder shall not be bound by any amendments to the Piggyback Registration Rights unless the Management Stockholder consents thereto provided that such consent will not be unreasonably withheld.  All Stock purchased or held by the applicable Management Stockholder Entities pursuant to this Agreement shall be deemed to be “Registrable Securities” as defined in the Registration Rights Agreement.

(b)           In the event of a sale of Common Stock by the Investor in accordance with the terms of the Piggyback Registration Rights, the Company will promptly notify the Management Stockholder in writing (a “Notice”) of any proposed registration (a “Proposed

Registration”).  If within 15 days of the receipt by the Management Stockholder of such Notice, the Company receives from the applicable Management Stockholder Entities a written request (a “Request”) to register shares of Stock held by the applicable Management Stockholder Entities (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Management Stockholder and the Company), shares of Stock will be so registered as provided in this Section 9; provided, however, that for each such registration statement only one Request, which shall be executed by the applicable Management Stockholder Entities, may be submitted for all Registrable Securities held by the applicable Management Stockholder Entities.

(c)           The maximum number of shares of Stock which will be registered pursuant to a Request will be the lowest of (i) the number of shares of Stock then held by the Management Stockholder Entities, including all shares of Stock which the Management Stockholder Entities are then entitled to acquire under an unexercised Option to the extent then exercisable, multiplied by a fraction, the numerator of which is the number of shares of Stock being sold by the Investor and any affiliated or unaffiliated investment partnerships and investment limited liability companies investing with the Investor and the denominator of which is the aggregate number of shares of Stock owned by the Investor and any investment partnerships and investment limited liability companies investing with the Investor or (ii) the maximum number of shares of Stock which the Company can register in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata with all Other Management Stockholders) as more fully described in subsection (d) of this Section 9 or (iii) the maximum number of shares which the Management Stockholder (pro rata based upon the aggregate number of shares of Stock the Management Stockholder and all Other Management Stockholders have requested to be registered) is permitted to register under the Piggyback Registration Rights.

(d)           If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Stock offered in such Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration (i) first, 100% of the shares of Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Stock requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Stock which the Investor and any affiliated or unaffiliated investment partnerships and investment limited liability companies investing with the Investor, the Management Stockholder, and all Other Management Stockholders (together, the “Holders”) have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Stock then held by each such Holder (including the exercisable Options) (provided that any shares thereby allocated to any such Holder that exceed such Holder’s request will be reallocated among the remaining requesting Holders in like manner).

(e)           Upon delivering a Request the Management Stockholder will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 9 (a “Custody Agreement and Power of Attorney”).  The Custody Agreement and Power of Attorney will provide, among other things, that the

Management Stockholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder’s agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Management Stockholder’s behalf with respect to the matters specified therein.

(f)            The Management Stockholder agrees that he or she will execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section.

10.           Pro Rata Repurchases; Dividends.  (a)  Notwithstanding anything to the contrary contained in Section 4, 5 or 6, if at any time consummation of any purchase or payment to be made by the Company pursuant to this Agreement and the Other Management Stockholders Agreements would result in an Event, then the Company shall make purchases from, and payments to, the Management Stockholder and Other Management Stockholders pro rata (on the basis of the proportion of the number of shares of Stock each such Management Stockholder and all Other Management Stockholders have elected or are required to sell to the Company) for the maximum number of shares of Stock permitted without resulting in an Event (the “Maximum Repurchase Amount”).  The provisions of Section 5(c) and 6(e) shall apply in their entirety to payments and repurchases with respect to shares of Stock which may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 10(a).  Until all of such Stock is purchased and paid for by the Company, the Management Stockholder and the Other Management Stockholders whose Stock is not purchased in accordance with this Section 10(a) shall have priority, on a pro rata basis, over other purchases of Stock by the Company pursuant to this Agreement and Other Management Stockholders’ Agreements.

(b)           In the event any dividends are paid with respect to the Stock, the Management Stockholder will be treated pari passu with all Other Management Stockholders with respect to shares of Stock then owned by the Management Stockholder, and, with respect to any Options held by the Management Stockholder, in accordance, as applicable, with Section 2.4 of the Stock Option Agreement.

11.           Rights to Negotiate Repurchase Price.  Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing, redeeming or otherwise acquiring for value shares of Stock or Options from the Management Stockholder, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon between the Parties, whether or not at the time of such purchase, redemption or acquisition circumstances exist which specifically grant the Company the right to purchase shares of Stock or any Options under the terms of this Agreement; provided that no such purchase, redemption or acquisition shall be consummated, and no agreement with respect to any such purchase, redemption or acquisition shall be entered into, without the prior approval of the Board.

12.           Covenant Regarding 83(b) Election.  Except as set forth in the Restricted Stock Agreement or as the Company may otherwise agree in writing, the Management Stockholder hereby covenants and agrees that he will make an election provided pursuant to Treasury Regulation 1.83-2 with respect to the Stock, including without limitation, the Stock to be acquired upon each exercise of the Management Stockholder’s

Options and any grant of restricted Stock; and Management Stockholder further covenants and agrees that he will furnish the Company with copies of the forms of election the Management Stockholder files within 30 days after the date hereof, and within 30 days after each exercise of Management Stockholder’s Options and with evidence that each such election has been filed in a timely manner.

13.           Notice of Change of Beneficiary.  Immediately prior to any transfer of Stock to a Management Stockholder’s Trust, the Management Stockholder shall provide the Company with a copy of the instruments creating the Management Stockholder’s Trust and with the identity of the beneficiaries of the Management Stockholder’s Trust.  The Management Stockholder shall notify the Company as soon as practicable prior to any change in the identity of any beneficiary of the Management Stockholder’s Trust.

14.           Recapitalizations, etc.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Option, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

15.           Management Stockholder’s Employment by the Company.  Nothing contained in this Agreement or in any other agreement entered into by the Company and the Management Stockholder contemporaneously with the execution of this Agreement (subject to the applicable provisions of any offer letter or letter of employment provided to the Management Stockholder by the Company or any employment agreement entered by and between the Management Stockholder and the Company) (i) obligates the Company or any subsidiary of the Company to employ the Management Stockholder in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment of the Management Stockholder at any time or for any reason whatsoever, with or without Cause, and the Management Stockholder hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to the Management Stockholder concerning the Management Stockholder’s employment or continued employment by the Company or any subsidiary of the Company.

16.           Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  In the case of a transferee permitted under Section 2(a) or Section 3 hereof, such transferee shall be deemed the Management Stockholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) or Section 3 hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

17.           Amendment.  This Agreement may be amended only by a written instrument signed by the Parties hereto.

18.           Closing.  Except as otherwise provided herein, the closing of each purchase and sale of shares of Stock, pursuant to this Agreement shall take place at the principal office of the Company on the tenth business day following delivery of the notice by either Party to the other of its exercise of the right to purchase or sell such Stock hereunder.

19.           Applicable Law; Jurisdiction; Arbitration; Legal Fees.

(a)           The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

(b)           In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within 100 miles of the New York City metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(c)           Notwithstanding the foregoing, the Management Stockholder acknowledges and agrees that the Company, its Subsidiaries, any member of the Investor Group and any of their respective Affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit and/or confidentiality covenants as set forth in Section 24(a) of this Agreement.

(d)           In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each Party that shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

20.           Assignability of Certain Rights by the Company.  The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4, 5 and 6 hereof.

21.           Miscellaneous.

(a)           In this Agreement all references to “dollars” or “$” are to United States dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates

(b)           If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

22.           Withholding.  The Company or its Subsidiaries shall have the right to deduct from any cash payment made under this Agreement to the applicable Management Stockholder Entities any minimum federal, state or  local income or other taxes required by law to be withheld with respect to such payment.

23.           Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery or telecopy, to the Party to whom it is directed:

(a)           If to the Company, to it at the following address:

Sealy Corporation
One Office Parkway

Trinity, North Carolina  27370

Attention:              Kenneth Walker

with copies to:

Kohlberg Kravis Roberts & Co.

9 West 57th Street

New York, New York 10019

Attention:  Brian Carroll

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:              David J. Sorkin, Esq.

Sean D. Rodgers, Esq.

Telecopy:              (212) 455-2502

(b)           If to the Management Stockholder, to him at the address set forth below under his signature;

or at such other address as either party shall have specified by notice in writing to the other.

24.           Confidential Information; Covenant Not to Compete.

(a)           In consideration of the Company entering into this Agreement with the Management Stockholder, the Management Stockholder hereby agrees effective as of the date of the Management Stockholder’s commencement of employment with the Company or its Subsidiaries, without the Company’s prior written consent, the Management Stockholder shall not, directly or indirectly, (i) at any time during or after the Management Stockholder’s employment with the Company or its Subsidiaries, disclose any Confidential Information pertaining to the business of the Company or any of its Subsidiaries, except when required to perform his or her duties to the Company or one of its Subsidiaries, by law or judicial process; or (ii) at any time during the Management Stockholder’s employment with the Company or its Subsidiaries and for a period of eighteen months thereafter, directly or indirectly (A) act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any of the following mattress manufacturing companies in the United States or their mattress manufacturing or mattress wholesaling affiliates: Simmons, Serta, Spring Air, Kingsdown, Select Comfort and Tempur-Pedic or any of their successors or any other mattress manufacturing company or its mattress manufacturing or mattress wholesaling affiliate which represents 10% or more of the mattress market in the United States, (B) solicit customers or clients of the Company or any of its Subsidiaries to terminate their relationship with the Company or any of its Subsidiaries or otherwise solicit such customers or clients to compete with any business of the Company or any of its Subsidiaries or (C) solicit or offer employment to any person who has been employed by the Company or any of its Subsidiaries at any time during the twelve months immediately preceding the termination of the Management Stockholder’s employment.  If the Management Stockholder is bound by any other agreement with the Company regarding the use or disclosure of confidential information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of confidential information.

(b)           Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.  Because the Management Stockholder’s services are unique and because the Management Stockholder has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(c)           In the event that the Management Stockholder breaches any of the provisions of Section 24(a), in addition to all other remedies that may be available to the Company, such Management Stockholder shall be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of the New Option or shares of Common Stock underlying the New Option held by such Management Stockholder.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SEALY CORPORATION

By:

Name:

Title:

MANAGEMENT STOCKHOLDER:

Name:
/s/

ADDRESS: